[NNN 2003 Value Fund, LLC letterhead]

November 10, 2006

[Investor]
[Address]
[Address]

RE: NNN 2003 VALUE FUND, LLC — 2006 UPDATE

Dear Investor,

Throughout the 2006 year, NNN 2003 Value Fund, LLC has seen increased leasing activity and fewer buy and sell transactions than 2005. To date in 2006, we have sold our interests in two properties and acquired interests in two properties, compared to five dispositions and four acquisitions in 2005.

2006 Leasing Update

•	The vacancy rate at Interwood in Houston, Texas has effectively decreased from 35% to 9% with the recent execution of a new lease and expansion of an existing tenant. The new lease has a five year term with an initial monthly rental rate of $1.30 per square foot gross, increasing to $1.45 per square foot for nearly 12,000 square feet of space with an additional 4,000 square feet of “must take” space in year two. This has prompted a major existing tenant to commit to an expansion of 5,000 square feet of space for five years at a monthly rental rate of $1.40 per square foot gross, increasing to $1.60 per square foot. Once the expansion and “must take” space are occupied, the vacancy rate will drop to 9%. We have asked a broker to provide a valuation based on this recent leasing activity to determine pricing and marketing of the property, but have not yet listed the property for sale.

•	The vacancy rate at Enterprise Technology Center in Scotts Valley, California has been reduced from 15% to 11%, primarily due to two newly executed leases for a total of 39,000 square feet. Both leases are for 5.5 year terms with 6 months of free rent and initial monthly rental rates of $2.30 per square foot, gross and $2.35 per square foot, gross. Although an existing tenant, Surfcontrol, recently vacated their 21,000 square foot space earlier this year, a new tenant is already occupying part of their space. Commencing May 1, 2006, the new 25,000 square foot tenant is taking occupancy of 5,000 square feet of space every three months until fully occupied. The 11% vacancy rate stated above assumes their space at full occupancy.

•	The current vacancy rate at 901 Civic Center in Santa Ana, California is 30%. We are negotiating with the Orange County Sheriffs Department to lease approximately 33,000 square feet or the remainder of the vacant space for a blended monthly rate of $1.50 per square foot, gross. Although the gross lease has not yet been signed, the prospective tenant has nearly completed their space planning and thus, we believe that it is their intent to sign the lease in the near future. Once this lease is executed and the Sheriffs Department takes occupancy, the building will be 100% occupied and ready to market for sale.

•

•	The Woodside property in Beaverton, Oregon is comprised of five buildings and has a vacancy rate of 39%. Although we lost a 24,000 square foot tenant in 2006, we have signed new triple net leases totaling 10,000 square feet and renewed an additional 21,000 square feet with three existing tenants. One of the buildings, comprised of 49,000 square feet of space, remains vacant, but has generated interest from the local school district to either lease or buy. We are currently negotiating with two lenders to refinance with a loan encompassing separate building parcel release provisions, allowing the option to sell single buildings to users or investors.

•	Executive Center I in Dallas, Texas has a vacancy rate of 79%. We have drafted a lease with a new tenant, and they are currently waiting for approval of a government contract before signing. If this tenant is awarded the contract, they will execute a seven year lease with an initial monthly rental rate of $1.25 per square foot (full service gross), increasing to $1.42 per square foot. This full service gross lease is for 44,000 square feet of space and will increase building occupancy by 22%.

•	Chase Tower in Austin, Texas had a vacancy rate of 31% at acquisition. A new tenant has signed a ten year triple net lease for 54,000 square feet increasing building occupancy by 14%. The addition of this tenant was originally accounted for while underwriting the acquisition of this property. 49,000 square feet will be utilized as office space with a monthly rental rate starting at $1.00 per square foot, triple net, increasing gradually to $1.75 per square foot in the final year of the lease. The triple net lease includes 5,000 square feet of basement space with a monthly rate starting at $.33 per square foot increasing to $.67 per square foot.

2006 Dispositions

•	In January of 2006, the Oakey Building in Las Vegas, Nevada (75% ownership interest) was sold, generating an annualized return on investment (net of load) of 30%. We received $6,722,000 from the sale and recorded a gain of $5,609,000.

•	After a ten month holding period, on October 31, 2006, we sold the remainder of our 99% interest in 3500 Maple in Dallas, Texas to an affiliated tenant in common (TIC) program of Triple Net Properties, LLC. There were four partial sales of interests during the holding period for an estimated total gain on sale of $1,286,000. This real estate investment generated an 18% internal rate of return (net of load).

•	We received an unsolicited offer to purchase the nine acres of land in Heber City, Utah for $1,254,000 and are currently negotiating a contract with the potential buyer. If we are successful in selling the land at this price, it would generate a return on sale (after selling costs) of approximately 50%.

2006 Acquisitions

•	In April 2006, we acquired a 96.9% interest in 901 Civic Center, a four-story office building with approximately 104,000 square feet of gross leaseable area located in Santa Ana, California. The total purchase price was $14,700,000, and the property has a current occupancy rate of approximately 70%.

•	In July 2006, we acquired a 14.8% interest in Chase Tower, a 389,500 square foot Class A office building located in Austin, Texas. The total purchase price of the property was $69,500,000 and the occupancy of the property at acquisition was 69%.

In summary, we have both whole and partial investments in a portfolio comprised of approximately 1,723,000 square feet. We have executed new leases increasing portfolio occupancy by 4.6%, on a net basis. If the anticipated leasing at Executive Center I and 901 Civic Center occurs, portfolio occupancy will be increased by a margin of 9.0%; 156,000 square feet of net additional occupancy. Although we have sold two properties for substantial profits, our ability to add value to your investment by increasing portfolio-wide occupancy has been the focus of our leasing efforts in 2006.

Management has approved the current monthly distribution rate of 7% through the fourth quarter of 2006 and will assess sale and leasing activity before determining the distribution rate beyond the end of the year. We appreciate your confidence in Triple Net Properties, LLC and hope to continue to serve your real estate investment needs.

For additional information regarding NNN 2003 Value Fund, LLC and its financial performance for the quarter ending September 30, 2006, please refer to our Quarterly Report on Form 10-Q which we anticipate filing with the Securities and Exchange Commission on or about November 14, 2006.

Sincerely,

/s/ Richard T. Hutton, Jr.

Richard T. Hutton, Jr.
CEO, NNN 2003 Value Fund, LLC

Certain statements contained herein with respect to predictions regarding potential property dispositions and related returns, tenant occupancies, potential refinancing of loans, and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the acquisition and disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the Securities and Exchange Commission.

NNN 2003 Value Fund, LLC
Equity Invested at November 1, 2006 (Unaudited)
Property	Percentage Ownership	Invested Equity
901 Civic Center	96.9%	$4,100,000
Interwood	100.0%	2,660,000
Enterprise Technology Center	8.5%	2,340,000
Executive Center I	100.0%	5,440,000
Woodside	100.0%	7,730,000
Chase Tower	14.8%	2,500,000
Executive II and III	41.1%	3,500,000
Daniels Road Land	100.0%	730,000

Total Equity Invested in Real Estate		$29,000,000
Cash on Hand		13,800,000
Note Receivable — 2nd TD		2,400,000

		$45,200,000